As filed with the Securities and Exchange Commission on October 1, 1997


Registration No. 333-12709


U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933


[ x ] Pre-Effective Amendment No. 3        [  ] Post-Effective Amendment No.


SMITH BARNEY MUNI FUNDS
(Exact name of Registrant as specified in Charter)

Area Code and Telephone Number:  (800) 224-7523
388 Greenwich Street, New York, New York 10013
(Address of principal executive offices)   (Zip Code)

Christina T. Sydor, Esq.
Smith Barney Inc.
388 Greenwich Street New York, New York  10013 (22nd floor)
(Name and address of agent for service)

copy to:

John E. Baumgardner, Jr., Esq.
Sullivan & Cromwell
125 Broad Street
New York, NY 10004

Approximate date of proposed public offering: As soon as possible after the effective date of this Registration Statement.

Registrant has registered an indefinite amount of securities pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended; accordingly, no fee is payable herewith. Registrant's Rule 24f-2 Notice for the fiscal period ended March 31, 1997 was filed with the Securities and Exchange Commission on May 9, 1997.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, by action pursuant to said Section 8(a), may determine.


	Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-12709) (the "Registration Statement"), filed on September 24, 1997, Accession Number 0000091155-97-
000422, is hereby incorporated by reference in its entirety, subject only to the amendment of certain Exhibits, as specified below.

	This Pre-Effective Amendment No. 3 is being filed for the sole purpose of adding the Opinion of Special Massachusetts Counsel as Exhibits 14(a) and (b) to the Registration
Statement, and amending the EDGAR versions of the Opinions of Counsel with respect to validity of shares and tax matters which were filed previously with Pre-Effective Amendment No. 1 as Exhibits 11 and 12, respectively.

Exhibits

11	Opinion and consent of Sullivan & Cromwell with respect to
the validity of shares (filed herewith).

12	Opinion and consent of Sullivan & Cromwell with respect to
tax matters (filed herewith).

14(a) Opinion of special Massachusetts counsel (filed herewith).

14(b) Supplemental letter including consent of Massachusetts counsel (filed herewith).

17(a)	Form of Proxy Card (incorporated by reference to Post-
Effective Amendment No. 2 to the Registration Statement, filed on September 25, 1997, Accession Number 0000091155-97-
000425).




SIGNATURES


	Pursuant to the requirements of the Securities Act of 1933, as amended, SMITH BARNEY MUNI FUNDS has duly caused this Pre-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 1st day of October, 1997.



	SMITH BARNEY MUNI FUNDS

	By:
	/s/Heath B. McLendon
	Heath B. McLendon
	Chief Executive Officer


As required by the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature		Title				Date

/s/Heath B. McLendon	Chairman of the Board and	October 1, 1997
Heath B. McLendon	Chief Executive Officer (Trustee)

/s/Lewis E. Daidone	Senior Vice President and		October 1, 1997
Lewis E. Daidone	Treasurer (Chief Financial and
			Accounting Officer)

\s\ Donald R. Foley*	Trustee				October 1, 1997
Donald R. Foley

\s\ Paul Hardin*		Trustee				October 1, 1997
Paul Hardin

\s\ Francis P. Martin*	Trustee 				October 1, 1997
Francis P. Martin

\s\ Roderick C. Rasmussen*Trustee				October 1, 1997
Roderick C. Rasmussen

\s\ John P. Toolan*	Trustee				October 1, 1997
John P. Toolan

_________________
* Pursuant to Power of Attorney previously filed.